FOR IMMEDIATE RELEASE
McCORMICK ANNOUNCES PLANS TO ACCELERATE CCI ACTIONS IN EMEA AND UPDATES FISCAL 2013 GUIDANCE
SPARKS, MD, OCTOBER 17, 2013 - McCormick & Company, Incorporated (NYSE:MKC), a global leader in flavor, today announced several projects in the Europe, Middle East and Africa (EMEA) region as part of its Comprehensive Continuous Improvement program (CCI). Most of these projects are subject to consultation processes as appropriate, with the company’s employees or Works Councils in the region.
In 2009, McCormick launched its CCI program, an ongoing initiative to improve productivity across the organization. Employees throughout McCormick have been engaged in this effort and through 2012, have achieved more than $200 million of CCI-related annual costs savings. In 2013, the company expects to deliver at least $55 million of additional cost savings.
The EMEA region has contributed significantly to the company’s CCI performance goals. During 2013, additional projects have been identified to further improve productivity and process standardization in this region while supporting its competitiveness and long-term growth. These initiatives include the closure of the company’s current operation in The Netherlands, where we will use a third party to continue to distribute the Silvo brand, as well as actions intended to streamline selling, general and administrative activity, including the centralization of shared service activity across the region into Poland.
The company expects to record approximately $27 million of charges related to the plan with approximately $25 million to be recorded in 2013. Cash expenditures to implement the plan are expected to occur primarily in 2014 and are estimated to be approximately $18 million. Related annual cost savings are projected to reach approximately $10 million by 2015. This will contribute to the company’s long-term goal of achieving at least $45 million in annual CCI-related cost savings.
The CCI-related charges to be recorded in 2013 are expected to lower earnings per share by approximately $0.14. As a result, McCormick has revised its projected 2013 earnings per share to be at the lower end of a $2.89 to $2.95 range. Excluding the impact of the charges associated with the CCI-related projects discussed above, as well as a previously announced U.S. pension related settlement charge of approximately $0.10 per share, the company reaffirmed its expectation to achieve adjusted earnings per share at the lower end of its $3.13 to $3.19 range. The company continues to expect adjusted operating income for the fiscal year to grow 3% to 5%, excluding an unfavorable impact of approximately 4% from the CCI-related charges and approximately 3% from the U.S. pension settlement charge.
Non-GAAP Financial Measures

The table below includes a financial measure of projected diluted 2013 adjusted earnings per share excluding the expected estimated impact of a $25 million CCI-related charge and a $20 million U.S. pension settlement charge to be recorded in the fourth quarter. This is a non-GAAP financial measure which is prepared as a complement to our financial results prepared in accordance with United States generally accepted accounting principles. We believe this non-GAAP information is important for purposes of comparison to prior periods and development of future projections and earnings growth prospects. This information is also used by management to measure the profitability of our ongoing operations and analyze our business performance and trends. Management believes the non-GAAP measure provides a more consistent basis for assessing the Company’s performance than the closest GAAP equivalent.
This non-GAAP measure may be considered in addition to results prepared in accordance with GAAP, but it should not be considered a substitute for, or superior to, GAAP results. We intend to continue to provide this non-GAAP financial measure as part of our future earnings discussions and, therefore, the inclusion of this non-GAAP financial measure will provide consistency in our financial reporting. A reconciliation of this non-GAAP measure to GAAP financial results is provided below.
Fiscal year 2013 Projections
Earnings per share range            $2.89 to $2.95 (a)
Impact of $23 million CCI-related charge .14
Impact of $20 million settlement charge         .10
Adjusted earnings per share range        $3.13 to $3.19 (a)
(a) The company has guided to the lower end of the earnings per share range and adjusted earnings per share range for fiscal 2013.
Forward-looking Information
Certain information contained in this release, including statements concerning expected performance such as those relating to earnings and cost savings, are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. These statements may be identified by the use of words such as “may,” “will,” “expect,” “should,” “anticipate,” “believe” and “plan.” These statements may relate to: the expected results of operations, expected productivity and working capital improvements, expected earnings performance and other financial measures, the expectations of pension and postretirement plan contributions and anticipated charges associated with such plans, and the anticipated cost savings and/or charges associated with the CCI program.
These and other forward-looking statements are based on management's current views and assumptions and involve risks and uncertainties that could significantly affect expected results. Results may be materially affected by external factors such as damage to our reputation or brand name, business interruptions due to natural disasters or similar unexpected events, actions of competitors, customer relationships and financial condition, the ability to achieve expected cost savings and margin improvements, the successful acquisition and integration of new businesses, fluctuations in the cost and availability of raw and packaging materials, changes in regulatory requirements, and global economic conditions generally which would include the availability of financing, interest, inflation rates and investment return on retirement plan assets, as well as foreign currency fluctuations, risks associated with our information technology systems, the threat of data breaches or cyber attacks, and other risks described in the company's filings with the Securities and Exchange Commission.
Actual results could differ materially from those projected in the forward-looking statements. The company undertakes no obligation to update or revise publicly, any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

About McCormick
McCormick & Company, Incorporated is a global leader in flavor. With $4 billion in annual sales, the company manufactures, markets and distributes spices, seasoning mixes, condiments and other flavorful products to the entire food industry – retail outlets, food manufacturers and foodservice businesses.
Every day, no matter where or what you eat, you can enjoy food flavored by McCormick. McCormick Brings Passion to Flavor™.
To learn more please visit us at www.mccormickcorporation.com
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For information contact:
Investor Relations:
Joyce Brooks (410) 771-7244 or joyce_brooks@mccormick.com
Corporate Communications:
Lori Robinson (410) 527-6004 or lori_robinson@mccormick.com